LETTER OF INTENT

THIS LETTER OF INTENT (herein so called) is entered into effective as of September 2, 2016 (the "Effective Date") by and between ROCKY MOUNTAIN HIGH BRANDS, INC., a Nevada corporation, with a principal address of 9101 LBJ Freeway, Suite 200, Dallas, Texas 75243 ("RMHB"), Jerry Grisaffi ("Grisaffi") and Lily Li or assigns (collectively "Li"). Li, Grisaffi and RMHB are jointly referred to herein as the "Parties".

NOW, THEREFORE, the Parties agree as follows:

1.                  Basic Terms: RMHB and Li wish to explore the purchase by Li of the control block of Series A Preferred shares of RMHB. That control block is owned by Grisaffi;

a.                   Li desires to have a binding option to purchase said Series A shares at a price of $3,500,000.00 USD. Li understands that when exercising this option, Li will have to contribute a sufficient amount of capital to RMHB to fund the Company to move forward in the implementation of its expansion plans.

b.                   Li desires 30 days to conduct due diligence for such potential acquisition, with such binding option to expire on October 2, 2016.

c.                   RMHB and Grisaffi hereby grant such option and due diligence period set forth above.

d.                   The Parties understand that Jerry Grisaffi will remain with RMHB in whatever capacity is necessary if the option is exercised.

2.                  Confidentiality. Each party hereto agrees that it will provide the other party with information necessary to explore the viability of the business and terms contemplated by this Letter of Intent, and each party agrees that it will hold all such information obtained from the other as part of the due diligence process involved in negotiating and executing definitive legal documents in strict confidence and will not disclose any of such information to any other person or entity without the prior written approval of the disclosing party. Furthermore, each party agrees to refrain from using any such information of the disclosing party to its own benefit, for the benefit of a third party, or for a reason not contemplated by this Letter of Intent. Additionally, the terms and existence of this Letter of Intent shall be kept strictly confidential between the parties.

3.                  Governing Law; Venue. This Letter of Intent shall be interpreted, construed, governed, and enforced by and in accordance with the laws of the State of Texas. The parties agree that exclusive venue for any action or cause arising hereunder shall be in Dallas County, Texas, and they hereby consent to personal jurisdiction in such venue.

4.                  Amendment. This Letter of Intent may not be amended or modified except by a written instrument executed by each party's respective authorized representatives.

5.                  Counterparts. This Letter of Intent may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. The parties may sign facsimile copies of this Letter of Intent, which shall each be deemed originals.

6.                 Due Diligence and Definitive Documents. In consideration for the representations, warranties, agreements, and covenants set forth herein, the parties hereby agree that this Letter of Intent shall be binding upon each of them. Each party's obligation to move forward with the transaction contemplated herein shall be fully contingent upon the party's completion of satisfactory due diligence, and if at any time, such due diligence reveals any matter or issue that does not meet with the party's approval, such party may terminate its efforts and involvement with regard to the pursuit of this transaction.

IN WITNESS WHEREOF, the undersigned have set their hands effective as of the date of the last signature set forth below.

Lily Li or assigns:

/s/ Lily Li

9/9/2016

ROCKY MOUNTAIN HIGH BRANDS, INC.

By: /s/ Jerry Grisaffi

Jerry Grisaffi, Majority Shareholder

Jerry Grisaffi

/s/ Jerry Grisaffi

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